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                                                             EXHIBIT (a)(1)(vii)














   NOTICE SENT BY THE PARTNERSHIP TO LIMITED PARTNERS DATED OCTOBER 30, 2001.


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ORIG, LLC
10172 Linn Station Road
Louisville, KY 40223
(800) 928-1492 ext. 544

October 30, 2001

                                 REMINDER NOTICE
                                 ---------------

Dear NTS-Properties V Investor:

             THE OFFER, DATED AUGUST 13, 2001, TO PURCHASE INTERESTS
                   OF NTS-PROPERTIES V FOR $230 PER INTEREST
                  IS SCHEDULED TO EXPIRE ON NOVEMBER 13, 2001.

         If you have already submitted paperwork to tender your interests, no additional paperwork is required. You will automatically receive payment. If you have not submitted your paperwork and wish to do so, you have until 11:59 P.M. Eastern Standard Time on Tuesday, November 13, 2001, to receive the purchase price of $230.00 per interest. We intend to mail payment for interests tendered in the offer, and accepted by us, on or about November 20, 2001. IF YOU ARE HAVING DIFFICULTY COMPLETING THE DOCUMENTS OR MEETING THE EXPIRATION DATE, PLEASE CALL RITA MARTIN AT 1-800-928-1492, EXTENSION 544.

         Please note that the terms and conditions set forth in the Offer to Purchase dated August 13, 2001, and the Letter of Transmittal enclosed with the Offer to Purchase, are applicable in all respects to the offer. This notice should be read in conjunction with the Offer to Purchase and the Letter of Transmittal.

         If you have any questions regarding this offer, please call 1-800-928-1492, ext. 544.